EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 4, 2007

Einstein Noah Restaurant Group Announces
2007 1st Quarter Financial Results

Selected Highlights:

•                  Net income of $1.1 million, or $0.10 per diluted share

•                  Operating income up 216% to $6.0 million

•                  10th consecutive quarter of positive operating income

•                  Comparable store sales up 1.0%

•                  10th consecutive quarter of positive comparable store sales

•                  $6.4 million in cash generated from operations

GOLDEN, Colorado — Einstein Noah Restaurant Group, Inc. (formerly New World Restaurant Group, Inc.) (Pink Sheets: NWRG.PK) today announced results for its first quarter ended April 3, 2007.

In its third consecutive profitable quarter, the Company reported net income of $1.1 million, or $0.11 per basic and $0.10 per diluted share, versus a net loss of $12.1 million, or $1.20 per basic and diluted share, in the same quarter last year.  The year-ago first quarter net loss included $8.8 million in costs associated with the redemption and prepayment of $160 million in notes.

Comparable store sales grew by 1.0% in the first quarter.  It was the Company’s 10th consecutive quarter of comparable store sales growth.  Total revenue in the first quarter was $96.3 million compared with $97.1 million in the first quarter of 2006.  The modest decline was primarily attributable to the closure of 20 underperforming company-owned restaurants since the first quarter of 2006. The Company has focused on improving the performance and profitability of its many successful locations and on developing plans to build 11 to 15 new company-owned restaurants in 2007.  Manufacturing and commissary revenue increased 10.3% in the first quarter to $5.8 million from $5.3 million, reflecting the positive effects of recent initiatives to improve operational efficiencies and build revenue in that category.  License and franchise revenue increased by 8.1%, to $1.3 million from $1.2 million, due to improved comparable sales in the Einstein Bros. and Manhattan Bagel brands as well as to an increase in the number of Einstein Bros. licensed restaurants.

Gross profit in the first quarter increased 5.2% to $19.5 million from $18.5 million in the same quarter last year, primarily reflecting continued strength in the performance of company-owned restaurants.  The Company also achieved positive gross margins in its manufacturing and commissary operations as well as its license and franchise segment.

Total operating expenses declined by 18.7% in the first quarter to $13.5 million from $16.7 million in the same quarter a year ago.  This decline was attributable to a sharp decrease in depreciation and amortization expense, which totaled $2.4 million in the first quarter versus $6.0 million in the same quarter last year.  The decrease in depreciation and amortization was a result of all amortizing intangible assets and a large portion of fixed assets becoming fully amortized in mid-2006.  General and administrative expenses were up slightly — to $10.7 million from $10.6 million due to increases in costs related to travel, management development and training, recruiting and relocation of senior management positions, transitioning to a new distributor, and higher stock compensation expense.

Income from operations increased 216% to $6.0 million in the first quarter from $1.9 million in the first quarter of 2006.  This improvement primarily reflected lower depreciation and amortization costs and increased profitability at the company-owned store level.  The Company generated $6.4 million in cash from operations in the first quarter.

Interest expense in the first quarter was reduced by $420,000, to $4.8 million from $5.2 million in the same quarter last year as the Company benefited from the debt refinancing completed in February of 2006.  The refinancing reduced the Company’s interest rate on all debt from 13.3% to an annualized weighted-average effective interest rate of 10.5% as of April 3, 2007.

Cash balances at April 3, 2007, included $5.1 million in cash and cash equivalents and $3.1 million in restricted cash versus $5.5 million in cash and cash equivalents and $2.7 million in restricted cash at January 2, 2007.  The Company invested $6.2 million in cash in the first quarter for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

“We are pleased with our continued profitable results and overall financial performance,” said Paul Murphy, president and CEO.  “We understand that our ability to deliver value to our investors is dependent on our ability to consistently deliver value to our customers at the individual restaurant level.  Over the past several years we have worked diligently to improve store operations and enhance the dining experience with high quality food, a progressive menu and superior customer service.  Positive customer feedback and 10 consecutive quarters of increased comparable store sales is evidence that our initiatives are working.  The multi-unit franchise development agreement we recently signed with MC Squared Investments, LLC, is further confirmation of the growing popularity and strong potential of our restaurants.”

Rick Dutkiewicz, chief financial officer, added, “Our improved financial results, combined with lower interest expense, have strengthened our ability to advance our expansion plans in 2007.  We are currently focused on building 11 to 15 new company-owned restaurants, including Einstein Bros. Bagels in the West, Midwest and South and Noah’s New York Bagels in California and the Pacific Northwest.  In addition, in 2007, we intend to upgrade approximately 25 of our current restaurants with enhancements such as self-service coolers, an expanded coffee bar, a separate station for to-go items and improved ordering systems.  We will continue to evaluate underperforming stores for closure in order to strengthen overall operations and performance.”

About Einstein Noah Restaurant Group, Inc.

Einstein Noah Restaurant Group is the largest owner/operator, franchisor and licensor of bagel specialty restaurants in the United States.  The Company has approximately 600 restaurants in 36 states and the District of Columbia under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel brand.  Einstein Noah’s product offerings include fresh bagels and other bakery items baked on-site, made-to-order breakfast and lunch sandwiches on a variety of bagels and breads, gourmet soups and salads, decadent desserts, premium coffees, and an assortment of snacks.  The Company’s manufacturing and commissary operations prepare and assemble consistent, high-quality ingredients that are delivered fresh to its restaurants. More information is available on the Company’s website at www.einsteinnoah.com.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target”, “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, and comparable store sales are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2007 first quarter are not necessarily indicative of future results which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) the weighted average effective interest rate is dependent upon LIBOR rate remaining stable; (iv) the Company’s plans to deliver value to customers and to increase sales, traffic and revenue and success of new product offerings are dependent on consumer tastes and acceptance of products and initiatives, the success of store marketing programs and other factors; (v) the Company’s ability to sustain improved manufacturing margins is dependent on achieving efficiencies and the ability to maintain advantageous pricing; (vi) the ability to upgrade restaurants is dependent on available space, store layouts, availability of contractors and materials, and the ability to obtain necessary permits and licenses; (vii) the ability to develop and open new company-owned restaurants is dependent upon the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and ability to obtain necessary permits and licenses; (viii) the ability to implement our initiatives is dependent on many factors including our ability to train personnel, the availability of products, our ability to develop new menu items and to produce those  items in the restaurants, and the availability of capital and consumer acceptance; and (ix) the plan to improve shareholder value is dependent on the ability to achieve sufficient financial results as well as market conditions; (x) completion of the proposed public offering and any terms of the offering are inherently uncertain and subject to risks that could cause actual results to differ materially from those expected by management.  These and other risks are more fully discussed in the Company’s SEC filings.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Rick Dutkiewicz
Chief Financial Officer
303-568-8004
rdutkiewicz@einsteinnoah.com

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 2, 2007 AND APRIL 3, 2007
(in thousands, except share information)
(unaudited)

	January 2,	April 3,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,477	$5,122
Restricted cash	2,403	2,817
Franchise and other receivables, net of allowance of $480 and $442, respectively	6,393	6,971
Inventories	4,948	4,984
Prepaid expenses and other current assets	4,529	5,336
Assets held for sale	1,144	—
Total current assets	24,894	25,230

Restricted cash long-term	284	284
Property, plant and equipment, net	33,889	35,547
Trademarks and other intangibles, net	63,806	63,806
Goodwill	4,875	4,875
Debt issuance costs and other assets, net	5,406	5,421

Total assets	$133,154	$135,163

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,347	$4,792
Accrued expenses	25,855	25,042
Short term debt and current portion of long-term debt	3,605	4,080
Current portion of obligations under capital leases	76	80
Total current liabilities	32,883	33,994

Senior notes and other long-term debt	166,556	166,112
Obligations under capital leases	124	103
Other liabilities	8,822	8,660
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000

Total liabilities	265,385	265,869

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized no shares issued and outstanding	—	—
Common stock, $.001 par value; 25,000,000 shares authorized; 10,596,419 and 10,612,227 shares issued and outstanding	11	11
Additional paid-in capital	176,797	177,190
Accumulated deficit	(309,039)	(307,907)
Total stockholders’ deficit	(132,231)	(130,706)

Total liabilities and stockholders’ deficit	$133,154	$135,163

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIRST QUARTERS ENDED APRIL 4, 2006 AND APRIL 3, 2007

(in thousands, except earnings per share and related share information)

(unaudited)

	April 4,	April 3,
	2006	2007
Revenues:
Company-owned restaurant sales	$90,580	$89,115
Manufacturing and commissary revenue	5,273	5,818
License and franchise revenue	1,223	1,322

Total revenues	97,076	96,255

Cost of sales:
Company-owned restaurant costs	73,526	71,332
Manufacturing and commissary costs	5,005	5,422

Total cost of sales	78,531	76,754

Gross profit	18,545	19,501

Operating expenses:
General and administrative expenses	10,561	10,731
Depreciation and amortization	6,004	2,419
Loss on sale, disposal or abandonment of assets, net	21	374
Impairment charges and other related costs	76	19

Income from operations	1,883	5,958
Other expense:
Interest expense, net	5,209	4,789
Prepayment penalty upon redemption of $160 Million Notes	4,800	—
Write-off of debt issuance costs upon redemption of $160 Million Notes	3,956	—
Other, net	10	—

Income (loss) before income taxes	(12,092)	1,169

Provision for income taxes	—	37

Net income (loss)	$(12,092)	$1,132

Net income (loss) per common share — Basic	$(1.20)	$0.11
Net income (loss) per common share — Diluted	$(1.20)	$0.10

Weighted average number of common shares outstanding:
Basic	10,065,072	10,605,626
Diluted	10,065,072	11,136,699

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTERS ENDED APRIL 4, 2006 AND APRIL 3, 2007

(in thousands)

(unaudited)

	April 4,	April 3,
	2006	2007
OPERATING ACTIVITIES:
Net income (loss)	(12,092)	1,132
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,004	2,419
Stock based compensation expense	216	331
Loss on disposal of assets, net of gains	21	374
Impairment charges and other related costs	76	19
Provision for losses on accounts receivable, net	128	26
Amortization of debt issuance and debt discount costs	227	201
Write-off of debt issuance costs	3,956	—
Paid-in-kind interest	—	487
Changes in operating assets and liabilities:
Franchise and other receivables	396	540
Accounts payable and accrued expenses	1,732	2,358
Other assets and liabilities	(528)	(1,450)

Net cash provided by operating activities	136	6,437

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,559)	(6,228)
Proceeds from the sale of equipment	48	32

Net cash used in investing activities	(2,511)	(6,196)

FINANCING ACTIVITIES:
Proceeds from line of credit	11	—
Repayments of line of credit	(11)	—
Payments under capital lease obligations	(4)	(17)
Repayment of notes payable	(160,000)	—
Borrowings under First Lien	80,000	—
Repayments under First Lien	—	(475)
Borrowings under Second Lien	65,000	—
Borrowings under Subordinated Note	24,375	—
Proceeds upon stock option exercises	—	62
Debt issuance costs	(4,705)
Costs incurred with proposed offering of our common stock	—	(166)

Net cash provided by (used in) financing activities	4,666	(596)

Net increase (decrease) in cash and cash equivalents	2,291	(355)
Cash and cash equivalents, beginning of period	1,556	5,477
Cash and cash equivalents, end of period	$3,847	$5,122